Exhibit 4.3

ENTERPRISE SERVICES

EXECUTIVE DEFERRED COMPENSATION PLAN

(Effective April 1, 2017)

The Enterprise Services Executive Deferred Compensation Plan as established effective April 1, 2017, permits Eligible Employees to defer receipt of certain compensation and provides matching contributions for certain employees pursuant to the terms and provisions set forth below.

The Plan is intended: (1) to comply with Code section 409A and official guidance issued thereunder; and (2) with respect to the portion of the Plan covering Eligible Employees, to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE I: DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Account” means a bookkeeping account established by DXC Technology Company (DXC) for (i) each Participant electing to defer Eligible Income under the Plan, and (ii) each Rollover Participant.

“Actual Pay” means “Eligible Compensation” as defined in the DXC Technology Matched Asset Plan, as amended from time to time, without giving effect to the Code section 401(a)(17) limitation set forth in such definition and the exclusion of pay deferred under this Plan.

“Affiliate” means any corporation or other entity that is treated as a single employer with DXC under Code section 414.

“Annual Rate of Pay” means the annual rate of pay, which is the sum of an employee’s base pay and targeted incentive amount, as reflected in the compensation data in DXC’s global database for human resources information, and as adjusted for such employee’s employment status, including part-time status.

“Beneficiary” means the person or persons or trust designated by a Participant to receive any amounts payable under the Plan in the event of the Participant’s death. DXC has established procedures governing the form and manner in which a Participant may designate a Beneficiary. Only a Beneficiary designation submitted in accordance with such procedures and that is received by DXC before the death of the Participant shall be a valid Beneficiary designation. If there is no valid Beneficiary designation in effect upon the death of a Participant, any remaining Account balance shall be paid in the following order: (i) to that person’s spouse; (ii) if no spouse is living at the time of such payment, then to that person’s living children, in equal shares; (iii) if neither a spouse nor children are living, then to that person’s living parents, in equal shares; (iv) if neither spouse, nor children, nor parents are living, then to that person’s living brothers and sisters, in equal shares; and (v) if none of the individuals described in (i) through (iv) are living, to that person’s estate. A person’s domestic partner shall be considered a person’s spouse for purposes of this paragraph. DXC shall determine a person’s status as a domestic partner in a uniform and nondiscriminatory manner.

“Bonus Eligible Employee” means an individual who is an Employee on November 1 preceding the Plan Year with respect to which deferrals are to be made (1) who satisfies both of the following conditions: (i) whose job position has a title of Director (or whose job function is, in the sole and absolute discretion of DXC, equivalent to a ‘Director’ position) and (ii) whose Annual Rate of Pay is equal to or greater than the dollar limit for highly compensated employees as defined in Section 414(q)(1)(B)(i) of the Code plus $30,000, or (2) whose job position has a title of Executive Vice President or above, irrespective of such Employee’s Annual Rate of Pay.

Effective April 1, 2017

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 401(a)(17) Limit” means the amount specified under Code section 401(a)(17) in effect on January 1 of the Plan Year.

“Committee” or “Plan Committee” means the Compensation Committee of DXC’s Board of Directors or its delegate.

“Deferral Form” means a written or electronic form provided by DXC pursuant to which an Eligible Employee may elect to defer amounts under the Plan.

“Director” means the title for an employee who has a job grade of DIR1 and above.

“DXC” means DXC Technology Company (f/k/a Everett SpinCo, Inc.) or any successor corporation or other entity.

Eligible Employee” means an individual who is (i) a Bonus Eligible Employee, (ii) a Match Eligible Employee, (iii) an Employee whose Annual Rate of Pay, as of the first day of November preceding the Plan Year with respect to which the deferral is to be made, exceeds the Code Section 401(a)(17) Limit for the Plan Year in which the deferral is to be made, or (iv) a combination or all of the foregoing. An individual’s status as an Eligible Employee shall be determined by DXC in its sole discretion.

An Eligible Employee shall also include a Newly Hired Employee and a Late Year Newly Hired Employee.

Eligible Employees shall also include all Everett Employees who are Employees as of April 1, 2017, and had deferral elections in effect with respect to 2017 compensation under the Predecessor Plan.

“Eligible Income” means Actual Pay, Annual Retainer and Incentive Awards.

“EMA” means the Employee Matters Agreement entered into at or prior to the date of the “Distribution” by and between Hewlett Packard Enterprise Company, a Delaware Corporation, the Company and Computer Sciences Corporation. The “Distribution” means the pro rata distribution by Hewlett Packard Enterprise Company of its shares of the Company’s common stock to the holders of shares of Hewlett Packard Enterprise Company common stock.

“Employee” means an individual who is a regular employee on the U.S. payroll of a Participating Employer, other than a temporary or intermittent employee. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by a Participating Employer as not eligible to participate in the Plan, even if such person is determined to be an “employee” of a Participating Employer by any governmental or judicial authority.

“Employer Matching Contributions” means the matching contributions as defined in Section 4.1.

“EPfR Plan” means the DXC Executive Pay-for-Results Plan, as amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Everett Employee” has the meaning given such term under the EMA.

“Former Everett Employee” has the meaning given such term under the EMA.

“Grandfathered Plan” shall mean the Hewlett Packard Enterprise Grandfathered Executive Deferred Compensation Plan, which is attached hereto as Attachment A.

“Incentive Award” means an amount payable to an Eligible Employee under a cash bonus or incentive compensation plan of DXC or a Participating Employer that the Committee has deemed eligible for deferral..

“Investment Options” means the investment options, as determined from time to time by DXC, used to credit earnings, gains and losses on Account balances.

“Key Employee” means an Employee who at Termination of Employment is treated as a “specified employee” under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of a corporation the stock of which is publicly traded on an established securities market or otherwise. DXC shall determine which Employees will be deemed a Key Employee for purposes of this Plan during a Plan Year based on the twelve-month period ending on the September 30 prior to the Plan Year. Notwithstanding the foregoing, to the extent required in connection with the Spin-Off, the determination of which individuals will be deemed a Key Employee shall be made in a manner that complies with Treas. Reg. § 1.409A-1(i)(6).

“Late Year Newly Hired Employee” means an Employee (i) who is hired in November or December and (ii) who would have qualified as an Eligible Employee as of the November 1 preceding his date of hire based on his initial position and Annual Rate of Pay.

“Match Eligible Employee” means an Employee (i) who is eligible for a matching contribution under the DXC Technology Matched Asset Plan, and (ii) whose Annual Rate of Pay, as of the first day of November preceding the Plan Year with respect to which the deferral is to be made, exceeds the Code Section 401(a)(17) Limit for such Plan Year.

“Newly Hired Employee” means an Employee (i) who would have qualified as an Eligible Employee as of the November 1 preceding his date of hire based on his initial position and Annual Rate of Pay, and (ii) whose base salary payable in the year of hire is projected to exceed the Code section 401(a)(17) limit for such year; provided, however, that an individual who has previously worked for DXC or an Affiliate will only qualify as a “Newly Hired Employee” if he meets the requirements of Treas. Reg. § 1.409A-2(a)(7) or any successor thereto. Generally, a re-hired individual will meet these requirements if (1) he has been paid any and all amounts due him under the Plan (and any plans required to be aggregated with the Plan under Code section 409A) prior to re-hire, or (2) he has not been eligible to participate, other than the accrual of earnings, in the Plan (or any other plan required to be aggregated with the Plan under Code section 409A) for at least 24 months.

“Participant” means an Eligible Employee who elects or has elected to defer amounts under the Plan or any individual who has a benefit that is part of the Transferred Benefits.

“Participating Employer” means the Affiliate companies listed on Attachment B.

“PfR Plan” means the DXC Pay-for-Results Short-Term Bonus Plan, as amended from time to time.

“Plan” means this Enterprise Services Executive Deferred Compensation Plan, as set forth herein and as amended from time to time.

“Plan Year” means January 1 through December 31.

“Predecessor Plan” means the Hewlett Packard Enterprise Executive Deferred Compensation Plan and, as applicable, the Grandfathered Plan.

“Retirement Date” means the date on which a Participant has completed at least 15 years of service, as measured from such Participant’s last hire date, and has attained age 55.

“Rollover Participant” means an individual with an Account in the Plan transferred from a Rollover Plan in accordance with the provisions of Article IX. The term Rollover Participant may also refer to an individual who has previously been a Participant in the Plan, or an existing Participant at the time of transfer.

“Rollover Plan” means either (1) a nonqualified deferred compensation plan of a business entity acquired by DXC or an Affiliate through acquisition of a majority of the voting interest in, or substantially all of the assets of, such entity, or (2) any plan or program of DXC or an Affiliate pursuant to the termination of which an Account is established for a Participant or Rollover Participant.

“Spin-Off” means the spin-off and sale of the Enterprise Services business pursuant to the Agreement and Plan of Merger entered into an on May 24, 2016, as subsequently amended November 2, 2016, by and between Computer Sciences Corporation, Everett Merger Sub Inc., Hewlett Packard Enterprise Company and Everett SpinCo, Inc.

“Termination Date” means the date on which the Participant experiences a “separation from service” as defined under Code section 409A.

“Termination of Employment” or “Terminates Employment” means a “separation from service” with DXC and its Affiliates as defined under Code section 409A.

“VPB Plan” means the DXC Company Variable Performance Bonus Plan, as amended from time to time.

ARTICLE II: PARTICIPATION

Participation in the Plan shall be limited to Eligible Employees. DXC shall notify any Employee of his status as an Eligible Employee at such time and in such manner as DXC shall determine. An Eligible Employee shall become a Participant by making a deferral election under Article III.

To the extent required under the EMA, this Plan shall assume liability for all benefits accrued or earned (whether or not vested) by Everett Employees or Former Everett Employees under a Predecessor Plan (the “Transferred Benefits”). With respect to the Transferred Benefits, this Plan shall recognize and maintain all investment and payment form elections in effect with respect to such Transferred Benefits under the Predecessor Plan immediately prior to April 1, 2017; provided, that DXC shall be able to change the Investment Options under the Plan at any time, in its sole discretion. The distribution of Transferred Benefits for benefits accrued or earned under the Grandfathered Plan shall be subject to the distribution terms regarding time and form or payment of the Grandfathered Plan.

All service and compensation that was taken into account for purposes of determining eligibility, the amount of a Participant’s 2017 Plan Year deferral or his vested right to a benefit under the Predecessor Plan as of immediately prior to April 1, 2017, shall be taken into account for the same purposes under this Plan, provided that such crediting shall not result in a duplication of benefits.

ARTICLE III: PARTICIPANT ACCOUNTS

3.1 Employee Deferral Elections. Deferrals may be made by an Eligible Employee with respect to the following types of Eligible Income, as permitted by DXC:

(a) Annual Rate of Pay.

(i) An Eligible Employee whose Annual Rate of Pay, as of the first day of November preceding the Plan Year with respect to which the deferral is to be made, exceeds the Code Section 401(a)(17) Limit for the Plan Year in which the deferral is to be made, may elect to defer a portion of his Actual Pay. In order to elect to defer Annual Rate of Pay earned during a Plan Year, an Eligible Employee shall submit an irrevocable Deferral Form with DXC before the beginning of such Plan Year.

(ii) The portion of his Annual Rate of Pay that an Eligible Employee elects to defer for a Plan Year shall be stated as a whole dollar amount. The minimum amount of Annual Rate of Pay that an Eligible Employee may elect to defer in a Plan Year is $1,200. The maximum amount is equal to the greater of $1,200 or the Eligible Employee’s Annual Rate of Pay that exceeds the Code Section 401(a)(17) Limit. If the Internal Revenue Service does not publish the Code Section 401(a)(17) Limit for the Plan Year prior to enrollment, DXC has the discretion to determine eligibility to elect to defer Annual Rate of Pay; provided, however, if a Participant is determined to be ineligible to elect to defer Annual Rate of Pay under paragraph (i) above for a Plan Year, any Annual Rate of Pay deferrals the Participant elected for the Plan Year shall be void.

(iii) The deferral amount designated by an Eligible Employee will be deducted in equal installments over the pay periods falling within the Plan Year to which the election pertains.

(b) Incentive Awards. A Bonus Eligible Employee may elect to defer any portion of an Incentive Award up to 95%, expressed as whole percentage points. In order to elect to defer an Incentive Award, a Bonus Eligible Employee shall submit an irrevocable Deferral Form with DXC before the beginning of the Plan Year in which the performance period to which Incentive Award pertains begins, in accordance with procedures that DXC determines in its discretion. Notwithstanding the foregoing, if DXC determines that a Bonus Eligible Employee may elect to defer a portion of the Incentive Award at a later time under Code section 409A, a Bonus Eligible Employee may elect to defer a portion of the Incentive Award by filing an irrevocable Deferral Form at such later time as determined by DXC in accordance with Code section 409A.

3.2 New Hires. A Newly Hired Employee may elect within 30 days of becoming an Employee to defer base salary earned subsequent to the deferral election becoming effective and in the year of hire. Such an election shall become irrevocable and effective at the end of this 30-day period.

3.3 Late Year New Hires. A Late Year Newly Hired Employee may elect within the later of 30 days of becoming an Employee or the end of the calendar year in which he is hired to defer base salary earned in the Plan Year following his year of hire. Such an election shall become irrevocable and effective at the end of this election period and shall apply to base salary earned subsequent to the deferral election’s becoming effective.

3.4 Predecessor Plan Deferrals. Notwithstanding Section 3.1, all deferral elections made by Everett Employees under the Predecessor Plan with respect to compensation earned during 2017 shall remain in effect under this Plan with respect to such compensation to the extent (i) such Everett Employee is an Employee on April 1, 2017, and (ii) permitted by Code Section 409A. To the extent required by Code Section 409A, for purposes of this Section 3.5, “Actual Pay” shall mean “Eligible Compensation” as defined in the Hewlett Packard Enterprise 401(k) Plan, as in effect immediately prior to April 1, 2017, without giving effect to the Code section 401(a)(17) limitation set forth in such definition and the exclusion of pay deferred under this Plan.

3.5 Crediting of Deferrals. Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as administratively practicable after the amounts would have otherwise been paid to the Participant.

3.6 Vesting on Eligible Income. A Participant shall at all times be 100% vested in any Eligible Income deferred under this Plan and credited to his Account.

3.7 Administrative Charges. The administrative cost associated with this Plan may be debited to a Participant’s Account in a manner determined by the Plan Committee or its designee, in its sole discretion.

ARTICLE IV: MATCH ON DEFERRALS

4.1 Employer Matching Contributions. At the end of each Plan Year, DXC shall credit a Match Eligible Employee’s Account with Employer Matching Contributions. The Employer Matching Contributions shall be applied only to the extent that the Match Eligible Employee’s Actual Pay exceeds the Code Section 401(a)(17) Limit for the Plan Year, and the rate of Employer Matching Contributions shall be equal to the weighted average of the various rates that applied (or would have applied) to such Employee under the DXC Technology Matched Asset Plan for the Plan Year, determined as if such Employee had participated in the DXC Technology Matched Asset Plan for the entire Plan Year. Notwithstanding the foregoing, the maximum amount of Employer Matching Contributions for a Plan Year for a Match Eligible Employee shall not exceed the maximum amount of match for which such Employee would be eligible under the DXC Technology Matched Asset Plan for the Plan Year.

4.2 Crediting of Employer Matching Contributions. Employer Matching Contributions for a Plan Year shall be credited to the Accounts of Match Eligible Employees as soon as administratively practicable after the end of the Plan Year. The Account of a Participant shall be credited with Employer Matching Contributions for a Plan Year only if such Participant has not terminated employment with DXC and its Participating Affiliates prior to the end of the Plan Year, unless such termination is due to death, disability or is after Participant’s Retirement Date.

4.3 Vesting of Employer Matching Contributions.

(a) Vesting Schedule. A Participant’s interest in Employer Matching Contributions shall vest as follows:

(i) Participants who participated in a Predecessor Plan shall be fully vested in Employer Matching Contributions credited to such Participant’s Account.

(ii) For Participants not described in Section 4.3(a)(i) above, the Participant will be vested in Employer Matching Contributions credited to such Participant’s Account when such Participant would be vested in Employer Matching Contributions credited to his or her account under the DXC Technology Matched Asset Plan. Notwithstanding the foregoing, a Participant will be fully vested in Employer Matching Contributions credited to his or her Account if the Participant’s employment with DXC and its Affiliates is terminated (A) due to death or disability, (B) after the Participant has reached his or her Retirement Date, or (C) if the Participant terminates employment from DXC or an Affiliate in connection with a sale or other disposition by DXC or the Affiliate of the business unit in which the Participant had been employed.

(b) Forfeiture of Employer Matching Contributions. Except as otherwise provided above, upon termination of employment with DXC and its Affiliates, a Participant shall forfeit the nonvested portion of his or her Account and applicable earnings thereon.

ARTICLE V: INVESTMENT OPTIONS, EARNINGS CREDITED AND DISTRIBUTION

OF ACCOUNT BALANCE

5.1 Investment Options and Earnings

(a) Investment Options and Procedures. DXC shall select the Investment Options to be available under the Plan, and shall specify procedures by which a Participant may make an election as to the deemed investment of amounts credited to his Accounts among the Investment Options, as well as the procedures by which a Participant may change his investment selection. Nothing in this Plan, however, will require DXC to invest any amounts in such Investment Options or otherwise.

(b) Earnings. DXC shall periodically credit gains, losses and earnings to a Participant’s Account, until the full balance of the Account has been distributed. Amounts shall be credited to a Participant’s Account under this Section based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant.

Any portion of an Incentive Award that qualifies as “performance-based compensation” under Code section 162(m) and is deferred under the Plan by a Participant who qualifies as a “covered employee” under Code section 162(m) shall be credited with earnings and otherwise administered in a manner so that the ultimate payment(s) of the deferred amount remains so qualified.

5.2 Time and Form of Payment Elections

(a) Deferral Elections by Eligible Employees. Each Deferral Form submitted by an Eligible Employee shall specify the year in which payment of the aggregate of the deferred amount and any Employer Matching Contributions for the Plan Year (and earnings thereon) is to be made or commence. Such payment year shall be at least three (3) years after the Plan Year in which the deferrals are being made. Each Deferral Form shall also specify the form of payment of the deferred amount and any Employer Matching Contributions for the Plan Year (and earnings thereon). A Participant may elect payment in the form of a single lump sum payment or annual installment payments for a period of not less than two (2) but no more than fifteen (15) years. Annual installment payments will be paid once a year beginning in the year specified on the applicable Deferral Form or as otherwise provided herein.

(i) Default Elections for Eligible Employees. If an Eligible Employee Participant fails to specify the year in which payment of the deferred amount and any Employer Matching Contributions for the Plan Year (and earnings thereon) is to be made or commence, then Participant will be deemed to have elected distribution at Participant’s Termination Date, subject to Sections 5.3 or 5.4 below. If a Participant fails to make an effective payment form designation on a Deferral Form, the amount deferred and any Employer Matching Contributions for the Plan Year (and earnings thereon) under such Deferral Form will be distributed in a single lump sum in the year elected.

(ii) Payment Timing for Eligible Employees. Payment shall be made or shall commence in January of the year that an Eligible Employee Participant elects to receive a distribution.

(iii) Eligible Employees Terminating After Retirement Date. An Eligible Employee Participant may also elect on a Deferral Form that payments of that Plan Year’s deferrals and any Employer Matching Contributions (and earnings thereon) shall be paid in January of the year following the year in which the Participant’s Termination Date occurs (in the case of installment payments, the first installment shall be paid in the January following the Participant’s Termination Date, and subsequent installments shall be made each January thereafter), if the Participant’s Termination Date is after his Retirement Date.

(iv) Eligible Employees Terminating Prior to Retirement Date. If an Eligible Employee Participant’s Termination Date precedes his or her Retirement Date, such Participant shall be deemed to have elected on each Deferral Form that such Plan Year’s deferrals and any Employer Matching Contributions (and earnings thereon) shall be paid in a single lump sum in January of the year following the year in which the Participant Terminates Employment.

5.3 Automatic Distributions. Notwithstanding any payment elections made on Deferral Forms and Section 5.2:

(a) Distributions to Key Employees. Distributions may not commence to a Key Employee upon a Termination of Employment before the date which is six months after the date of the Key Employee’s Termination of Employment. If distributions are to be paid in a lump sum, such lump sum payment shall be distributed in the later of (A) the seventh month after the Termination of Employment or (B) January of the year following the year of the Termination of Employment. If distributions are to be paid in installments and the first installment is payable during this six-month period, such installment shall be distributed in the later of (I) the seventh month after the Termination of Employment or (II) January of the year following the year of the Termination of Employment, with subsequent installments to be made each January thereafter.

(b) Distributions Upon Death. If a Participant dies before full distribution of his Account balance, any balance shall be distributed in a lump sum payment to the Participant’s Beneficiary in the month following the month in which the Participant’s death occurs.

5.4 Withdrawals for Unforeseeable Emergency. Upon approval by the Plan Committee, a Participant may withdraw all or any portion of his vested Account balance for an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For the avoidance of doubt, a circumstance does not constitute an “Unforeseeable Emergency” for purposes of the Plan unless such circumstance constitutes an “unforeseeable emergency” as defined in Treas. Reg. § 1.409A-3(i)(3). The amount withdrawn for an Unforeseeable Emergency is subject to a minimum of $10,000.

Notwithstanding Section 3.1, if the Plan Committee approves a distribution under this Section, the Participant’s deferrals under the Plan shall cease. The Participant will be allowed to enroll if eligible at the beginning of the next enrollment period following six (6) months after the date of distribution.

5.5 Effect of Taxation. If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible in the gross income of a Participant under Code section 409A prior to actual receipt of the benefits, DXC shall immediately distribute the benefits found to be so includible to the Participant.

ARTICLE VI: ADMINISTRATION

6.1 General Administration. The Plan Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Plan Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Plan Committee shall be final and conclusive on any party. The Plan Committee’s prior exercise of discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Plan Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by DXC with respect to the Plan. The Plan Committee may, from time to time, delegate to others, including employees of DXC, such administrative duties as it sees fit.

6.2 Claims for Benefits: The following applies to Participants:

(a) Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Plan Committee or its delegate at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b) Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received. If circumstances (such as for a meeting) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c) Reasons for Denial. A denial or partial denial of a claim will be dated and signed on behalf of the Plan Committee and will clearly set forth:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d) Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Plan Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing, except for privileged or confidential documentation. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e) Decision Upon Review. The Plan Committee or its delegate will provide a written decision on review. If the claim is denied on review, the decision shall set forth:

(i) the specific reason or reasons for the adverse determination;

(ii) specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the receipt of the request for review, except that such period may be extended for an additional 60 days if the Plan Committee determines that circumstances (such as for a meeting) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f) Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits. Notwithstanding the foregoing, in no event may a claimant initiate suit or legal action more than two years after the facts giving rise to the action occurred. The foregoing limitations on suits or legal actions for benefits will apply in any forum where a claimant initiates such suit or legal action.

ARTICLE VII: AMENDMENT AND TERMINATION

7.1 Amendment or Termination. DXC reserves the right to amend or terminate the Plan when, in the sole discretion of DXC, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Committee.

Any amendment or termination of the Plan will not affect the entitlement of any Participant or the Beneficiary of a Participant whose Termination Date occurs before the amendment or termination. All benefits to which any Participant or Beneficiary may be entitled shall be determined under the Plan as in effect at the time of the Participant’s Termination Date and shall not be affected by any subsequent change in the provisions of the Plan; provided, that DXC reserves the right to change the Investment Options with respect to any Participant or Beneficiary. Participants and Beneficiaries will be given notice prior to the discontinuance of the Plan, change in Investment Options available or reduction of any benefits provided by the Plan.

7.2 Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Account as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in Accounts shall be made to Participants and Beneficiaries in the manner and at the time described in Article V, unless DXC determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Account balances in accordance with Article V until the Account balances are fully distributed.

ARTICLE VIII: GENERAL PROVISIONS

8.1 Rights Unsecured. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of DXC, and neither the Participant nor his Beneficiary shall have any preferred rights in or against any amount credited to any Account or any other assets of DXC. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by DXC for the purpose of meetings its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of DXC and shall be available to its general creditors in the event of DXC’s bankruptcy or insolvency. DXC’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

8.2 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by DXC or any other person or entity that the assets of DXC will be sufficient to pay any benefits hereunder.

8.3 No Enlargement of Rights. No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to DXC.

8.4 Transferability. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

8.5 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Virginia.

8.6 Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by DXC to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, DXC may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of DXC and the Plan with respect to the payment.

8.7 Taxes. DXC or other payor may withhold from a benefit payment under the Plan or a Participant’s wages any federal, state, or local taxes required by law to be withheld with respect to a payment or accrual under the Plan, and shall report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

8.8 Corporate Successors. The Plan and the obligations of DXC under the Plan shall become the responsibility of any successor to DXC by reason of a transfer or sale of substantially all of the assets of DXC or by the merger or consolidation of DXC into or with any other corporation or other entity.

8.9 Unclaimed Benefits. Each Participant shall keep DXC informed of his current address and the current address of his designated Beneficiary. DXC shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to DXC.

8.10 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

8.11 Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

ARTICLE IX: ROLLOVERS FROM OTHER PLANS

9.1 Discretion to Accept. The Committee shall have complete authority and discretion, but no obligation, to establish an Account for a Rollover Participant and credit the Account with the amount transferred from the Rollover Participant’s account in a Rollover Plan. Amounts credited to such Accounts are fully subject to the provisions of this Plan. Reference in the Plan to such a crediting as a “rollover” or “transfer” from a Rollover Plan is nominal in nature, and confers no additional rights upon a Rollover Participant other than those specifically set forth in the Plan.

9.2 Status of Rollover Participants. A Rollover Participant and his Beneficiary are fully subject to the provisions of this Plan, except as otherwise expressly set forth herein. A Rollover Participant who is not already a Participant in the Plan and is not otherwise eligible to participate in the Plan at the time of rollover, shall not be entitled to make any additional deferrals under the Plan unless and until he has become eligible to do so under the terms of the Plan.

9.3 Payments to Rollover Participants. Payments from a Rollover Participant’s Account shall be made in accordance with the form and timing of payment provisions of the Rollover Plan.

IN WITNESS WHEREOF, Everett SpinCo, Inc. has caused this Enterprise Services Executive Deferred Compensation Plan, effective April 1, 2017, to be executed on this 29th day of March, 2017.

Everett SpinCo, Inc.
/s/ Rishi Varma
Rishi Varma
President and Secretary

ATTACHMENT A

Hewlett Packard Enterprise Grandfathered

Executive Deferred Compensation Plan

(Effective November 1, 2015)

Section 1. Establishment and Purpose of Plan.

The Hewlett Packard Enterprise Grandfathered Executive Deferred Compensation Plan is hereby adopted effective as of November 1, 2015 (the “Effective Date”). The Plan provides deferred compensation for a select group of management or highly compensated employees as established in Title I of ERISA. The Plan is established to receive liabilities transferred from the Hewlett-Packard Company Executive Deferred Compensation Plan.

No amounts shall be deferred under the Plan on and after the Effective Date.

The Plan is intended to be an unfunded and unsecured deferred compensation arrangement between the Participant and the Company, in which the Participant agrees to give up a portion of the Participant’s current compensation in exchange for the Company’s unfunded and unsecured promise to make a deferred payment at a future date, as specified in Sections 6 and 7. As such the Plan shall be exempt from the participation, vesting and funding requirements of Parts 2 and 3 of Title I of ERISA and shall be subject to the limited reporting and disclosure requirements (under Part 1 of Title I of ERISA) applicable to such plans. The Company retains the right, as provided in Section 13, to amend or terminate the Plan at any time. Certain capitalized words used in the text of the Plan are defined in Section 21 in alphabetical order.

See Appendix A for special rules related to the spin-off of the Company from HP Inc.

Section 2. Participation in the Plan.

2.1 General. All Eligible Employees are eligible to defer Bonuses under the Plan. Eligible Employees are eligible to defer Base Pay under the Plan so long as their Base Pay, as of the first day of October preceding the calendar year within which the deferral is to be made, is equal to or in excess of the sum of (1) the amount defined in Code section 401(a)(l7), which is in effect on January 1 of the calendar year to which the deferral election pertains, as adjusted by the Secretary of the Treasury under Code section 415(d), plus (2) $6,000.

2.2 Cessation of Status of Eligible Employee. If an Eligible Employee with a Base Pay Deferred Amount and/or Bonus Deferred Amount election in effect for a particular year ceases to be an Eligible Employee during such year, and does not reestablish eligibility prior to the first day in October prior to the next calendar year, his election with respect to a Base Pay Deferred Amount shall terminate effective as of the close of the calendar year during which he ceases to be an Eligible Employee. Such Employee’s election with respect to his Bonus Deferred Amount shall continue in effect for any Bonus attributable to the fiscal year during which the Participant ceases to be an Eligible Employee. The provisions in the preceding two sentences relate only to the discontinuance of the Deferred Amount elections after the end of the year in which the Employee terminates employment or otherwise ceases to be an Eligible Employee. Amounts credited to such person’s Deferral Account under any such election prior to its discontinuance shall be payable pursuant to the terms of such election, subject to the provisions of Section 2.

Effective April 1, 2017

2.3 Suspension or Termination of Participation. Notwithstanding anything in this Plan to the contrary, in the event the Committee may determine, in its sole and absolute discretion, that an individual’s participation in the Plan may jeopardize the status of the Plan as an unfunded and unsecured nonqualified deferred compensation plan under the Code or ERISA or may cause other Participants in the Plan to have their Deferral Accounts includable in their taxable income, the Committee may suspend or terminate such individual’s status as an Eligible Employee.

Section 3. Timing and Amounts of Deferred Compensation.

All Base Pay and Bonus deferral elections, as provided under Sections 3.1 and 3.2, respectively, shall be made on such deferral election forms as are prescribed by the Committee. Each election form shall specify the nature of the Deferred Amount, the form of payment which is to be applicable with respect to such designated Deferred Amount, as provided in Section 6, the Beneficiary or Beneficiaries to receive any death benefit applicable to the subject amount, as provided in Section 9, and the Deferred Payment Date on which payment is to commence with respect to such Deferred Amount. Such Deferred Payment Date must be at least three (3) years after the date of the filing of the election form. Except as otherwise provided in this Section 3, all such Deferred Amount elections shall become irrevocable for the subject calendar year as of October 31 of the calendar year prior to the calendar year to which the election pertains. An Eligible Employee may change or revoke his Base Pay deferral election under Section 3.1.1 and may change or revoke his Bonus deferral election under Section 3.2.1 pursuant to such rules as are set by the Committee but in no event may any such election be amended or revoked after (1) the last business day of the Company’s calendar year preceding the calendar year for which the election is made, with respect to Base Pay deferral elections, and (2) the last business day preceding the beginning of the performance period to which the Bonus award pertains, with respect to Bonus deferral elections. Eligible Employees shall make elections to participate in the Plan, as follows:

3.1 Base Pay Deferrals.

3.1.1 Timing of Base Pay Deferral. To make an election of a Base Pay deferral for any calendar year, the Eligible Employee must file a deferral election form with the Committee in accordance with any procedures established by the Committee, but in no event later than the last business day of the calendar year preceding the calendar year with respect to which the election to defer Base Pay is made.

3.1.2 Amount of Base Pay Deferral. Once an election is made by an Eligible Employee, an annual whole dollar amount will be deferred from Base Pay, taken equally over the twenty-four (24) pay periods falling within the calendar year to which the election pertains. The minimum amount of Base Pay which may be deferred is $6,000 per calendar year. The maximum amount of Base Pay which may be deferred each calendar year is equal to the amount of Base Pay exceeding the amount defined in Code section 40l(a)(17), as adjusted by the Secretary of the Treasury under Code section 415(d), in effect on January 1 of the calendar year to which the deferral election pertains.

3.2 Bonus Deferrals.

3.2.1 Timing of Bonus Deferral. Participants must make an election to defer an H1 Bonus and/or H2 Bonus in accordance with any procedures established by the Committee, but in no event later than October 31 of the calendar year ending before the fiscal year to which the H1 and H2 Bonuses pertain. Participants must make an election to defer any other Bonus that is neither an H1 Bonus nor an H2 Bonus in accordance with any procedures established by the Committee.

3.2.2 Amount of Bonus Deferral. An Eligible Employee may defer any portion, up to 95%, of any Bonus to which he or she may become entitled, so long as the Deferred Amount is expressed in terms of a whole percentage point. Once an election is made by an Eligible Employee to defer a portion of a Bonus, the appropriate amount will be withheld from the Bonus when the amount of the Bonus has been certified by the Committee (with respect to a Bonus under the EPfR Plan), but not before the Bonus would otherwise have been paid to the Participant in cash under the plan from which the Bonus is payable.

3.3 Committee Discretion. Notwithstanding anything in this Section 3 to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid deferral election under this Section 3, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under Section 162(m) of the Code.

Section 4. Deferral Accounts.

4.1 In General. Amounts deferred pursuant to Section 3 shall be credited to a Deferral Account in the name of the Participant. Deferred Amounts arising from deferrals of Base Pay shall be credited to a Deferral Account at least quarterly. Deferrals resulting from amounts credited to a Participant’s Deferral Account from the deferral of Bonuses shall be credited to a Deferral Account as soon as practicable after the Committee – as appropriate under, and in accordance with, the terms of the plan from which the Bonus is payable – has approved the amount of a Bonus, but not before the Bonus would otherwise have been paid to the Participant in cash. The Participant’s rights in the Deferral Account shall be no greater than the rights of any other unsecured general creditor of the Company. Deferred Amounts and Earnings thereon invested hereunder shall for all purposes be part of the general funds of the Company. Any payouts to a Participant of amounts credited to a Participant’s Deferral Account are not due, nor are such amounts ascertainable, until the Payout Commencement Date.

4.2 Hewlett-Packard Company Officers Early Retirement Plan Deferrals. A Deferral Account may be created or credited pursuant to the termination of the Hewlett-Packard Company Officers Early Retirement (OER) Plan, as restated effective October 31, 1999. Except as otherwise provided in this Section 4.2, an OER Deferral shall be forfeited in full, if the Termination Date of a Rollover Participant for whom the OER Deferral was created or credited, occurs prior to April 1, 2001. Notwithstanding the foregoing, the OER Deferral of a Rollover Participant shall not be forfeited due to his or her Termination Date occurring prior to April 1, 2001, if the Rollover Participant has attained the age of 58 on or before March 31, 1999.

Section 5. Earnings on the Deferral Account.

5.1 Crediting in General. Amounts in a Participant’s Deferral Account will be credited at least quarterly with Earnings until such amounts are paid out to the Participant under this Plan as set forth in Section 6 or 7. All Earnings attributable to the Deferral Account shall be added to the liability of and retained therein by the Company. Any such addition to the liability shall be appropriately reflected on the books and records of the Company and identified as an addition to the total sum owing the Participant. The Deferral Account of a Rollover Participant shall be credited with Earnings at the same time and accounted for in the same manner as the Deferral Account of a Participant (regardless of the Rollover Participant’s eligibility to participate in the Plan), pro-rated to reflect the date on which the deferral account from a Rollover Plan is transferred into the Plan.

5.2 Hypothetical Investment Choice. Except as otherwise provided in this Section 5.2, and subject to provisions of Section 4.1, the Committee may, in its discretion, offer Participants a choice among various hypothetical investments on which their Deferral Accounts may be credited. Such a choice is nominal in nature, and grants Participants no real or beneficial interest in any specific fund or property. Provision of a choice among hypothetical investment options grants the Participant no ability to affect the actual aggregate investments the Company may or may not make to cover its obligations under the Plan. Any adjustments the Company may make in its actual investments for the Plan may only be instigated by the Company, and may or may not bear a resemblance to the Participants’ hypothetical investment choices on an account-by-account basis. The timing, allowance and frequency of hypothetical investment choices, and a Participant’s ability to change how his or her Deferral Account is credited, is within the sole discretion of the Committee. The Committee may, in order to comply with applicable law, further limit the hypothetical investment choices available to Covered Officers.

5.3 OER Deferral Fund. The Fund, referenced in Section 21.16.3, with respect to which OER Deferrals are credited, is a frozen fund. Participants will not have, among the hypothetical investment choices, the right to request that additional Deferral Account balances be credited in accordance with the deemed return on investment of this Fund. However, Participants may choose to have any or all of the balance of a Deferral Account being credited in accordance with the deemed return on investment of this Fund, credited instead using any of the hypothetical investment choices referenced in Section 5.2.

Section 6. Payout to the Participants.

6.1 Time of Payment of Deferred Amounts.

6.1.1 Deferrals Made in 2004 and Thereafter. On each deferral election form filed by a Participant, such Participant shall specify the Deferred Payment Date on which benefit payments under the Plan are to be made or commence with respect to the Deferred Amount covered by such deferral election. In making such designation, the Participant may designate any January of a specified year as a Deferred Payment Date, so long as the specified year is at least three (3) years after the year in which the deferrals are being made. Additionally, on such form the Participant may elect that in all events payments shall commence as soon as practicable following the date on which the Eligible Employee terminates employment with the Company (which, in the case of installment payments, shall be as of the January following the date of such Employee’s termination of employment). If for any reason the Eligible Employee fails to make an effective Deferred Payment Date designation, his Deferred Payment Date for the amount that is the subject of the deferral election shall be as soon as practicable following the date on which the Eligible Employee terminates employment with the Company and related entities, with such amount paid in a single lump sum. Except as otherwise provided in this Section 6, all benefit payments under the Plan with respect to Deferred Amounts shall be made to the Participant on the Deferred Payment Dates as specified in his applicable deferral election forms.

6.1.2 Special Election for Pre-2004 Deferrals. With respect to the portion of their Deferral Account attributable to Base Pay and Bonus deferrals that occurred prior to 2004, Participants shall be entitled to a special one-time election to specify a new Deferred Payment Date on which benefit payments under the Plan are to be made or commence. In general, such election shall follow the process described in Section 6.1.1 above and shall apply so long as the Participant’s Termination Date occurs on or after January 1, 2005, and in accordance with rules established by the Committee. Notwithstanding the foregoing, however, in the event that a Participant’s Termination Date occurs prior to January 1, 2005, the portion of his Deferral Account attributable to contributions made prior to 2004 shall be distributed to him as described in Section 7.

6.2 Forms of Payment of Deferred Amounts. On each deferral election form filed by a Participant, such Participant shall specify the form of payment for the amounts attributable to the Deferred Amount covered by such deferral election. In making such designation, the Participant may designate payment in the form of a single lump-sum payment or payment in the form of annual installment payments payable for not less than two (2) but no more than fifteen (15) years. Annual installment payments will be paid once a year beginning on the date specified on the applicable deferral election form, as provided in Section 6.1. If for any reason the Participant fails to make an effective designation under this Section 6.2, payment of the amount that is the subject of the deferral election shall be made in the form of a single lump-sum payment on the date as specified in Section 6.1. Except as otherwise provided in this Section 6 or in Section 7, all benefit payments under the Plan with respect to a Participant’s Deferred Amounts shall be made to the Participant in the payment forms as specified on his applicable deferral election forms.

6.3 Death Benefits. If a Participant shall die with a balance credited to his Accounts, such balance shall be paid to his applicable designated Beneficiary or Beneficiaries as provided herein. With respect to all amounts that have not been paid as of the Participant’s death, the then-current balance of each such amount payable to a designated Beneficiary shall be paid to the designated Beneficiary in a single lump-sum payment as soon as practicable following the Participant’s death.

6.4 Minimum Distributions. If a Participant’s employment with the Company has terminated, and if such Participant has elected (or is entitled) to receive installment distributions from the Plan, and the Participant’s Account balance is equal or less than $15,000, the Committee in its sole and exclusive discretion may pay to such Participant, in lieu of such installment distribution, the total balance in such Participant’s Account immediately upon termination. If a Participant’s employment has terminated, and such Participant’s Account balance is greater than $15,000 and the Participant has elected (or is entitled) to receive installment distributions from the Plan, the Committee in its discretion may increase such Participant’s annual payments to $15,000 and reduce the total number of payments to be paid in proportion to such increased payment, but may not otherwise accelerate the time of the payments. Notwithstanding the foregoing, if a Participant’s Termination Date precedes his Retirement Date, then the Participant’s Account balance will be distributed in a single lump sum immediately upon termination.

6.5 Method of Calculation of Payments. For purposes of computing the amount of any distribution to a Participant or a Beneficiary, the balance in such Participant’s or Beneficiary’s Account (as of the date preceding the payment date) shall be multiplied by a fraction, the numerator of which equals one and the denominator of which equals the number of years that such Participant or Beneficiary has elected to defer payments under this Section 6 less the number of payments such Participant or Beneficiary has previously received pursuant to this Section 6.

6.6 Automatic Payment. Notwithstanding anything contained herein to the contrary, if it has been finally determined that funds held pursuant to this Plan and the relevant Earnings are includable in the taxable income of a Participant or his Beneficiary, such funds shall be immediately distributed to such Participant or Beneficiary. For purposes of this Section, a final determination shall occur when a decision is determined by the highest court which could otherwise render a decision (or the Participant and the Internal Revenue Service have reached a final agreement) in this regard.

Section 7. Special Transition Rules for Deferrals Before 2004.

7.1 Termination After Retirement Date. If a Participant’s Termination Date is prior to January 1, 2005 and on or after his or her Retirement Date and the portion of the Participant’s Deferral Account attributable to deferrals made before 2004 is no less than $15,000 on the Retirement Date, an election as to the form and commencement of benefit may be made in accordance with this Section 7.1. An election under this section is only valid if made before the date which is at least twelve (12) months prior to the Participant’s Termination Date, and on or before the last day of the calendar year preceding the Termination Year.

7.1.1 Form of Payout. A Participant making a valid election under this Section 7.1 may elect to receive either (1) a single lump sum payout by January 15 of the year following the Termination Year, or (2) a payout in annual installments over a five (5) to fifteen (15) year period beginning with the January 15 following the Termination Year.

7.1.2 Commencement of Payout. A Participant making a valid election under this Section 7.1 may elect to further defer the Payout Commencement Date, under either the single lump sum or the annual installment election addressed in Section 7.1.1, by an additional one (1), two (2) or three (3) years beginning after the January 15 following the Termination Year.

7.1.3 Earnings on Deferral Accounts. Whatever the form of payout under Section 7, and whatever the timing of the Payout Commencement Date, the Deferral Account of a Participant shall continue to be credited with Earnings until all amounts in such an account are paid out to the Participant.

7.2 Default Form and Commencement of Payout. If a Participant’s Termination Date is prior to January 1, 2005 and is on or after his or her Retirement Date, a valid election under Section 7.1 is not made, and the Participant’s Deferral Account balance is no less than $15,000 on the Retirement Date, then the Participant shall receive his or her payout in annual installments over the fifteen (15) year period beginning with the January 15 following the Termination Year. If, however, such Deferral Account balance is less than $15,000 on the Retirement Date, then the Participant shall receive a single lump sum payout as soon as practicable after the Retirement Date.

Section 8. Hardship Provision.

8.1 Unforeseeable Emergencies. Neither the Participant nor his or her Beneficiary is eligible to withdraw amounts credited to a Deferral Account prior to the time specified in Sections 6 and 7. However, such credited amounts may be subject to early withdrawal if an unforeseeable emergency occurs that is caused by an event beyond the Participant’s or Beneficiary’s control and would result in severe financial hardship to the individual if early withdrawal is not permitted. A severe financial hardship exists only when all other reasonably available financial resources have been exhausted. The Plan Committee (or its delegate) shall have sole discretion to determine whether to approve any hardship withdrawal, which amount will be limited to the amount necessary to meet the emergency and is subject to a minimum of $10,000. The decision of the Plan Committee (or its delegate) will be final and binding on all interested parties.

8.2 Waiting Period. If the Committee approves a hardship withdrawal, the Participant’s deferrals under the Plan shall cease, and such Participant will be allowed to enroll if eligible in the next enrollment period following six (6) months after the date of distribution.

Section 9. Designation of Beneficiary.

The Participant shall, by notice to the Company in the form and manner prescribed by the Company, (1) at the time of the first election to designate a Beneficiary hereunder, and (2) shall have the right thereafter to change any Beneficiary previously designated by the Participant. In the case of a Participant’s death, payment due under this Plan shall be made to the designated Beneficiary. To be valid, a Beneficiary designation must be received by the Company prior to the Participant’s death. If there is no valid Beneficiary designation in effect with respect to the Participant at the time of his or her death, the amount (if any) otherwise payable to the Beneficiary shall instead be paid to all members (in equal shares) of the first class in which there are living members on the date of the Participant’s death, in the following order of priority: (I) the Participant’s spouse; (II) the Participant’s children; (III) the Participant’s parents; (IV) the Participant’s brothers and sisters; (V) the Participant’s estate. Solely for purposes of the immediately preceding sentence, the term “spouse” shall include domestic partners. For such purposes, a “domestic partner” shall mean the person with whom the Participant has signed and filed a notarized declaration of domestic partnership form as prescribed by the Company.

The Company has adopted procedures governing the form and manner in which a Participant may designate a Beneficiary. Only a Beneficiary designation submitted in accordance with such procedures shall be a valid Beneficiary designation. Accordingly, any Beneficiary designation submitted not in accordance with such procedures shall be invalid.

Notwithstanding the above, if any payment due a person remains unpaid at his or her death, the payment will be made to (i) that person’s spouse; (ii) if no spouse is living at the time of such payment, then his or her living children, in equal shares; (iii) if neither a spouse nor children are living, then his or her living parents, in equal shares; (iv) if neither spouse, nor children, nor parents are living, then his or her living brothers and sisters, in equal shares; (v) if none of the individuals described in (i) through (iv) are living, to his or her estate. A person’s domestic partner shall be considered a person’s spouse for purposes of this paragraph. The Committee shall determine a person’s status as a domestic partner in a uniform and nondiscriminatory manner. Such a determination shall be binding and conclusive on all parties.

Section 10. Limitation on Assignments.

Benefits under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishments by creditors of the Participant or the Participant’s Beneficiary and any attempt to do so shall be void. Subject to Section 19 and notwithstanding the foregoing, upon receipt of a copy of a decree from a court of competent jurisdiction which finally declares a Participant’s spouse as having property rights to a portion of the amounts credited to such Participant’s Deferral Account, the Committee shall segregate such portion from the Participant’s Deferral Account and hold that portion for the benefit of the spouse.

Section 11. Administration.

11.1 Administration by Committee. The Plan shall be administered by the Committee. The Committee shall have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan and to make any other determinations that it believes necessary or advisable for the administration of the Plan. Decisions and determination by the Committee shall be final and binding upon all interested parties, including but not limited to shareholders, Participants, Beneficiaries and other employees. The Committee may delegate its administrative responsibilities as it deems appropriate.

11.2 Claims for Benefits.

11.2.1 Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Plan Committee or its delegate at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

11.2.2 Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received. If circumstances (such as for a meeting) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

11.2.3 Reasons for Denial. A denial or partial denial of a claim will be dated and signed on behalf of the Plan Committee and will clearly set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

11.2.4 Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Plan Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing, except for privileged or confidential documentation. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

11.2.5 Decision Upon Review. The Plan Committee or its delegate will provide a written decision on review. If the claim is denied on review, the decision shall set forth:

(i)	the specific reason or reasons for the adverse determination;

(ii)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the receipt of the request for review, except that such period may be extended for an additional 60 days if the Plan Committee determines that circumstances (such as for a meeting) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

11.2.6 Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits. Notwithstanding the foregoing, in no event may a claimant initiate suit or legal action more than two years after the facts giving rise to the action occurred. The foregoing limitations on suits or legal actions for benefits will apply in any forum where a claimant initiates such suit or legal action.

11.3 Books and Records. Books and records maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at its expense and subject to supervision and control of the Committee.

11.4 Committee Discretion. Notwithstanding anything in this Plan to the contrary, the Committee shall have the discretion to modify the availability and timing of a valid election under Section 6.1 or 7.1, and the timing, form and amount (e.g., payouts affected by a forfeiture under Section 4.2) of any payout, in any manner it deems appropriate; provided, however, that any alteration with respect to a Covered Officer must be consistent with the requirements for deductibility of compensation under section 162(m) of the Code.

Section 12. No Funding Obligation.

The Company is under no obligation to transfer amounts credited to the Participant’s Deferral Account to any trust or escrow account, and the Company is under no obligation to secure any amount credited to a Participant’s Deferral Account by any specific assets of the Company or any other asset in which the Company has an interest. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. The Company may make such arrangements as it desires to provide for the payment of benefits, including, but not limited to, the establishment of a rabbi trust or such other equivalent arrangements as the Company may decide. No such arrangement shall cause the Plan to be a funded plan within the meaning of Title I of ERISA, nor shall any such arrangement change the nature of the obligation of the Company nor the rights of the Participants under the Plan as provided in this document. Neither the Participant nor his or her estate shall have any rights against the Company with respect to any portion of the Deferral Account except as a general unsecured creditor. No Participant has an interest in his or her Deferral Account until the Participant actually receives the deferred payment.

Section 13. Amendment and Termination of the Plan.

The Company, by action of the Committee, in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that amounts already allocated to the Deferral Accounts will continue to be owed to the Participants or Beneficiaries and will continue to accrue Earnings and continue to be a liability of the Company. Any amendment or termination of the Plan will not affect the entitlement of any Participant or the Beneficiary of a Participant who terminates employment before the amendment or termination. All benefits to which any Participant or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Participant terminates employment and shall not be affected by any subsequent change in the provisions of the Plan; provided, that the Company reserves the right to change the basis of return on investment of the Deferral Account with respect to any Participant or Beneficiary. Participants or Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan.

Section 14. Tax Withholding.

The Company shall have the right to deduct from all payments or deferrals made under the Plan any Tax required by law to be withheld. If the Company concludes that Tax is owing with respect to any deferral of income or payment hereunder, the Company shall withhold such amounts from any payments due the Participant, as permitted by law, or otherwise make appropriate arrangements with the Participant or his or her Beneficiary for satisfaction of such obligation.

Section 15. Choice of Law.

This Plan, and all rights under this Plan, shall be interpreted and construed in accordance with ERISA and, to the extent not preempted, the law of the State of Delaware, unless otherwise stated in the Plan.

Section 16. Notice.

Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Assistant Secretary of the Company or his or her delegate and shall become effective when it is received.

Section 17. No Employment Rights.

Nothing in the Plan, nor any action of the Company pursuant to the Plan, shall be deemed to give any person any right to remain in the employ of the Company or affect the right of the Company to terminate a person’s employment at any time, with or without cause.

Section 18. Rollovers from other Plans.

18.1 Discretion to Accept. The Committee shall have complete authority and discretion, but no obligation, to allow the Plan to create Deferral Accounts for Rollover Participants and credit such accounts with amounts to reflect the Rollover Participant’s deferral account in a Rollover Plan. The amounts credited to such Deferral Accounts are fully subject to the provisions of this Plan. Reference in the Plan to such a crediting as a “rollover” or “transfer” of assets from a Rollover Plan is nominal in nature, and confers no additional rights upon a Rollover Participant other than those specifically set forth in the Plan.

18.2 Status of Rollover Participants. A Rollover Participant and his or her Beneficiary are fully subject to the provisions of this Plan, except as otherwise expressly set forth herein. A Rollover Participant who is not already a Participant in the Plan and is not otherwise eligible to participate in the Plan at the time of rollover, shall not be entitled to make any additional deferrals under the Plan unless and until he or she has become an Eligible Employee under the terms of the Plan.

18.3 Payment to Rollover Participants. If at the time of rollover or transfer, payments from a Rollover Participant’s account in a Rollover Plan have already commenced from a Rollover Plan, he or she shall continue to receive such payments in accordance with the form and timing of payment provisions of such plan. If a Rollover Participant is not yet eligible to receive payments from the Rollover Plan at the time of the rollover or transfer, he or she is bound by the payout provisions of this Plan.

Section 19. [Reserved.]

Section 20. Code Section 162(m).

With respect to Covered Employees, this Plan is designed to satisfy the special requirements for performance-based compensation set forth in Section 162(m) of the Code, and the Plan shall be so construed. Furthermore, if a provision of the Plan as it relates to a Covered Officer causes a deferral or payment to fail to satisfy these special requirements, the Plan shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

Section 21. Definitions and Construction.

21.1 Base Pay means the annual base cash compensation, determined on October 1 preceding the calendar years within which deferrals are to be made, for employees on the U.S. payroll of the Company, excluding commissions, overtime pay, bonuses or Bonuses, shift differential, payments under any disability program sponsored by the Company, or any other additional compensation.

21.2 Beneficiary means the person or persons or trust designated by a Participant under Section 9 to receive any amounts payable under the Plan in the event of the Participant’s death.

21.3 Bonus refers to an H1 Bonus, an H2 Bonus and any other bonus that the Committee may deem from time to time eligible to be deferred under this Plan.

21.4 Code means the Internal Revenue Code of 1986, as amended from time to time.

21.5 Committee means the HR and Compensation Committee of the Board of Directors of the Company, or its delegate. The Committee shall serve as plan administrator within the meaning of ERISA.

21.6 Company means Hewlett Packard Enterprise Company, a Delaware corporation, and any business entity within the Hewlett Packard Enterprise Company consolidated group.

21.7 Company Performance Bonus Plan or CPB Plan refer to the Hewlett-Packard Company Performance Bonus Plan, as amended from time to time.

21.8 Covered Officer shall have the same meaning as set forth in the PfR Plan.

21.9 Deferral Account means the account balance of a Participant in the Plan created from Deferred Amounts or from a credit to a Participant’s account from a Rollover Plan, and the Earnings thereon prior to payout to the Participant.

21.10 Deferred Amount means the amount the Participant elects to have deferred from Base Pay and/or a Bonus, pursuant to Section 3.

21.11 Deferred Payment Date means the payment date, as specified by a Participant on his Base Pay or Bonus deferred election form, on which he elects to have his applicable amount paid or commence being paid.

21.12 Earnings refers to the deemed return on investment (or charge on investment loss) allocated to the Participant’s Deferral Account, based on the return of the Fund.

21.13 Eligible Employee means an individual who is a regular employee on the U.S. payroll of the Company on the first day of October preceding the calendar years within which deferrals are to be made and whose job position with the Company has a title of Director (or whose job function is, in the sole and absolute discretion of the Committee, equivalent to a “Director” position) or above and who has been assigned a salary grade of E4 or S4 or above or its equivalent; notwithstanding the foregoing, individuals who are classified by the Company as (1) leased from or otherwise employed by a third party, (2) independent contractors, or (3) intermittent or temporary, even if such classification is changed retroactively as a result of an audit, litigation or otherwise shall be excluded.

21.14 EPfR Plan refers to the Hewlett-Packard Company Executive Pay-for-Results Plan.

21.15 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

21.16 Fund means –

21.16.1 With respect to Earnings credited to deferrals of Base Pay or Bonuses, those funds representing the investment returns of the hypothetical investment choices designated by the Committee from time to time, in accordance with the provisions of Section 5;

21.16.2 With respect to Earnings credited to the Deferral Account of a Covered Officer, the term Fund shall specifically refer to a fund permitted by the Treasury Regulations promulgated under Code Section 162(m) and in accordance with Section 5; and

21.16.3 With respect to an OER Deferral, the term Fund shall specifically refer to a fund the investments of which are comprised of a mix of debt and equity, as chosen in the sole discretion of the Committee, and as subject to the forfeiture provisions of Section 4.2.

21.17 Hl Bonus means a Bonus arising from the Performance Period described by the first half of the Company’s fiscal year (November 1 through April 30), as defined in the EPfR Plan, PfR Plan and the CPB Plan. The term “Hl Bonus” also relates to any other bonus payable to a Participant on the same cycle as the EPfR Plan, PfR Plan and CPB Plan – i.e., with a Performance Period defined by the first half of the Company’s fiscal year (November 1 through April 30).

21.18 H2 Bonus means a Bonus arising from the Performance Period described by the second half of the Company’s fiscal year (May 1 through October 31), as defined in the EPfR Plan, PfR Plan and CPB Plan. The term “H2 Bonus” also relates to any other bonus payable to a Participant on the same cycle as the EPfR Plan, PfR Plan and CPB Plan – i.e., with a Performance Period defined by the second half of the Company’s fiscal year (May 1 through October 31).

21.19 OER Deferral means that portion of a Participant’s Deferral Account comprised of amounts deferred and credited to the account arising from the termination of the Hewlett- Packard Company Officers Early Retirement Plan, as restated effective October 31, 1999, including any earnings thereon.

21.20 Participant means any individual who has benefits in a Deferral Account under the Plan or who is receiving or entitled to receive benefits under the Plan. The term Participant also refers to a Rollover Participant, except where expressly provided otherwise.

21.21 Pay-for-Results Short-Term Bonus Plan or “PfR” Plan refers to the Hewlett- Packard Company Pay-for-Results Short-Term Bonus Plan, as amended from time to time.

21.22 Payout Commencement Date means the date on which the payout to a Participant of amounts credited to his or her Deferral Account first commence.

21.23 Performance Measure shall have the same meaning as set forth in the PfR Plan.

21.24 Performance Period shall have the same meaning as set forth in the PfR Plan.

21.25 Plan means, unless preceded by (1) “EPfR” in which case the term refers to the EPfR Plan, (2) “PfR” in which case the term refers to the PfR Plan, (3) “CPB” or “Company Performance Bonus” in which case the term refers to the CPB Plan, or (4) “Rollover” in which case the term refers to a Rollover Plan, the Hewlett Packard Enterprise Grandfathered Executive Deferred Compensation Plan, as adopted effective November 1, 2015.

21.26 Retirement Date means (1) the date on which a Participant has completed at least 15 years of service, as defined in the Retirement Plan, and has attained age 55; or (2) the Termination Date of a Participant who participated in the Hewlett-Packard Company 2002 Enhanced Early Retirement Program and who terminated employment during the period June 14, 2002 through August 31, 2002. For purposes of Section 21.26(1) above, the Committee may, in its discretion, permit the years of service of a Rollover Participant to include the years of service with the employer for which a Rollover Participant worked immediately preceding employment with the Company.

21.27 Retirement Plan means the Hewlett-Packard Company Retirement Plan, as in effect on November 1, 2015.

21.28 Rollover Participant means an individual with a Deferral Account in the Plan transferred from a Rollover Plan in accordance with the provisions of Section 18. The term Rollover Participant may also refer to an individual who has previously been a Participant in the Plan, or an existing Participant at the time of transfer.

21.29 Rollover Plan means either –

21.29.1 The nonqualified deferred compensation plan of a business entity acquired by the Company through acquisition of a majority of the voting interest in, or substantially all of the assets of, such entity; or,

21.29.2 Any plan or program of the Company, or any employing business entity within the Hewlett-Packard Company consolidated group, including but not limited to the Hewlett-Packard Company Officers Early Retirement Plan, pursuant to the termination of which a Deferral Account is created or added to for a Participant or Rollover Participant.

21.30 Tax or Taxes means any federal, state, local, or any other governmental income tax, employment or payroll tax, excise tax, or any other tax or assessment owing with respect to amounts deferred, any Earnings thereon, and any payments made to Participants under the Plan.

21.31 Termination Date means the date on which the Participant ceases to be an employee of the Company.

21.32 Termination Year means the calendar year within which a Participant’s Termination Date falls.

21.33 Plan Committee means the committee to which the Committee delegates certain authority to act on various compensation and benefit matters.

Section 22. Gender and Number; Severability. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

Section 23. Execution.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed by the undersigned this      day of                     , 2015, effective November 1, 2015.

HEWLETT PACKARD ENTERPRISE COMPANY

By
[NAME]
[TITLE]

APPENDIX A – HP INC. SPIN-OFF

A.1 Background

The Company was a subsidiary of HP Inc. (“HP”) prior to November 1, 2015 (the “Effective Date”). On the Effective Date, pursuant to an agreement between the Company and HP, the liabilities for certain participants’ benefits under the Hewlett-Packard Company Executive Deferred Compensation Plan (the “HP Plan”) were transferred to the Company and to this Plan. The Participants whose benefits were transferred to this Plan on the Effective Date are referred to below as “HP Participants.” The rules in this Appendix shall apply notwithstanding any Plan provisions to the contrary.

A.2 Plan Benefits

HP Participants who qualified as eligible employees under the HP Plan on the Effective Date shall be Eligible Employees under this Plan on such date. All service and compensation that was taken into account for purposes of determining the amount of an HP Participant’s benefit or his vested right to a benefit under the HP Plan as of the Effective Date shall be taken into account for the same purposes under this Plan.

A.3 Distributions

The terms of this Plan shall govern the distribution of all benefits payable to an HP Participant or any other person with a right to receive such benefits, including amounts accrued under the HP Plan and then transferred to this Plan.

A.4 Termination

For avoidance of doubt, no HP Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event for purposes of determining the right to a distribution, vesting, benefits, or any other purpose under the Plan as a result of HP’s distribution of Company shares to HP shareholders.

A.5 Participant Elections

All elections made by HP Participants under the HP Plan, including any deferral elections, payment elections, and beneficiary designations, shall apply to the same effect under this Plan as if made under the terms of this Plan.

A.6 References to Plan

All references in this Plan to the “Plan” as in effect before the Effective Date shall be read as references to the HP Plan.

A.7 Right to Benefits

With respect to any recordkeeping account established to determine a benefit provided or due under the HP Plan at any time, no benefit will be due under the Plan except with respect to the portion of such recordkeeping account reflecting the liability transferred from the HP Plan to the Plan on the Effective Date. Additionally, on and after the Effective Date, HP and the HP Plan, and any successors thereto shall have no further obligation or liability to any HP Participant with respect to any benefit, amount, or right due under the HP Plan.

ATTACHMENT B

PARTICIPATING AFFILIATES

HP Enterprise Services, LLC

NHIC Corp.

Wendover Financial Services Corporation

Safe Guard Services LLC

Hewlett Packard State and Local Enterprise Services, Inc.

Effective April 1, 2017